UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

ONEMAIN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
_____________________

Delaware	27-3379612
(State or other jurisdiction of incorporation)	(I.R.S. employer identification number)

601 N.W. Second Street, Evansville, IN 47708
(Address including zip code of Principal Executive Offices)
OneMain Holdings, Inc. 2026 Omnibus Incentive Plan
(Full title of the plans)
Lily Fu Claffee
Executive Vice President, Chief Legal Officer & Corporate Secretary
OneMain Holdings, Inc.
601 N.W. Second Street
Evansville, IN 47708
(812) 424-8031
(Name, address and telephone number, including area code, of agent for service)
_____________________
Copy to:
Michael J. Schwartz, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000
_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 9,842,876 shares of common stock, par value $0.01 per share (“Common Stock”) of OneMain Holdings, Inc. (the “Registrant”) that may be issued and sold pursuant to the OneMain Holdings, Inc. 2026 Omnibus Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request to: OneMain Holdings, Inc, Attn: Corporate Secretary, 601 NW Second Street, Evansville, IN 47708, Tel: (812) 424-8031.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents have been filed by the Registrant with the Commission (File No. 001-36129) and are hereby incorporated by reference (other than information supplied in a Current Report on Form 8-K that is furnished and not filed and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on February 6, 2026;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 1, 2026; and

(c) The description of the Registrant’s Common Stock, set forth under the heading, “Description of Common Stock” included in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 14, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed (whether before or after the date of this Registration Statement) in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers
Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate or limit the personal liability of a director or officer of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except liability for (1) a director or officer for a breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL (regarding, among other things, the authorization of the payment of a dividend or approval of a stock purchase or redemption in violation of Delaware corporate law as described further below. (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer, in any action by or in the right of the corporation..

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred by the indemnified person and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions, no indemnification shall be made in the event such person is adjudged liable to the corporation, unless a court believes that in light of all the circumstances, indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

OneMain Holdings, Inc.’s (“OMH”) Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director or officer shall be personally liable to OMH or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of, the liability of directors or officers, then the liability of, a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

OMH’s Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”) provide that OMH must indemnify its directors and officers to the fullest extent permitted by law. OMH is also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to its directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for certain liabilities. OMH believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

In addition, OMH has entered into separate indemnification agreements with certain of its directors and officers, which are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require OMH, among other things, to indemnify its directors and officers against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval, and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of OneMain Holdings, Inc. Incorporated by reference to Exhibit 3.1 to OMH's Current Report on Form 8-K filed on June 10, 2025.

4.2	Amended and Restated Bylaws of OneMain Holdings, Inc. Incorporated by reference to Exhibit 3.1 to OMH’s Current Report on Form 8-K filed on June 15, 2023.

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (contained in the signature pages of this Registration Statement).

99.1
OneMain Holdings, Inc. 2026 Omnibus Incentive Plan (filed with the Commission on April 29, 2026 as Appendix B to the Registrant’s 2026 Definitive Proxy Statement, (Commission File No. 001-36129) and incorporated herein by reference).

107*	Filing Fee Table
* Filed herewith.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on June 17, 2026.

OneMain Holdings, Inc.

By:	/s/ Jeannette E. Osterhout
Name:	Jeannette E. Osterhout
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint each of Douglas H. Shulman, Jeannette E. Osterhout and Lily Fu Claffee to be their lawful attorneys-in-fact and agents with full and several powers of substitution, in their names, places and steads and on their behalves, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that each attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas H. Shulman	President, Chief Executive Officer and Chairman of the Board	June 17, 2026
Douglas H. Shulman	(Principal Executive Officer)

/s/ Jeannette E. Osterhout	Executive Vice President and Chief Financial Officer	June 17, 2026
Jeannette E. Osterhout	(Principal Financial Officer)

/s/ Michael A. Hedlund	Senior Vice President and Group Controller	June 17, 2026
Michael A. Hedlund	(Principal Accounting Officer)

/s/ Philip L. Bronner	Director	June 17, 2026
Philip L. Bronner

/s/ Phyllis R. Caldwell	Director	June 17, 2026
Phyllis R. Caldwell

/s/ Toos N. Daruvala	Director	June 17, 2026
Toos N. Daruvala

/s/ Roy A. Guthrie	Director	June 17, 2026
Roy A. Guthrie

/s/ Christopher A. Halmy	Director	June 17, 2026
Christopher A. Halmy

/s/ Andrew D. Macdonald	Director	June 17, 2026
Andrew D. Macdonald

/s/ Richard A. Smith	Director	June 17, 2026
Richard A. Smith